                                                                    EXHIBIT 10.7


                         PRODUCTS TERMINALLING AGREEMENT

         This Products Terminalling Agreement ("Agreement") is made between Williams Terminal Holdings, L.L.C., a Delaware limited liability company, whose address is P.O. Box 3448, MD 720-A, Tulsa, Oklahoma 74101 ("Williams") and Williams Energy Marketing and Trading a Delaware corporation whose address is One Williams Center, Tulsa, OK 74101 ("Customer"), and is effective as of September 16, 1999. In accordance with this Agreement, Williams desires to provide certain terminalling services to Customer in Williams's tankage, and Customer desires to utilize such facilities for storing petroleum product(s), all as set forth below. Accordingly, the parties agree as follows:

I. AGREEMENT. This Agreement shall be comprised of, and the parties shall be bound by, these signed terms and conditions and Schedule A - Business Terms (the "Business Terms"), Schedule B - Product Terminalling General Terms, and Schedule C - Marine Terminalling Provisions", which are attached hereto and incorporated herein. In the event of conflicts, the Schedules A and C shall be subordinate to Schedule B. Each of the persons and parties signing this Agreement represents that it has full power and authority to enter into and perform this Agreement, that the signing and delivery of this Agreement has been duly authorized by all necessary corporate action of such party, and that this Agreement constitutes the valid and binding obligation of such party. This Agreement shall only be binding when signed below by both of the parties.

II. SERVICES. Williams agrees to provide the terminalling services described below, and other necessary facilities and services for the receipt, storage and handling of Customer's products, at its Galena Park terminal facilities at Galena Park, TX (the "Terminal"). Williams agrees to keep the Terminal open for the handling of Customer's products twenty-four (24) hours a day, seven (7) days a week.

         PRODUCT: Gasoline, Gasoline Blend Components, Diesel, Jet A1, clean condensate, distillate blendstocks, and such other products as may be agreed by the parties (the "Product").

         DELIVERY BY CUSTOMER: Into Customer's Tankage at the Terminal via Customer's nominated marine vessel acceptable to Williams, via pipeline, tank truck (if agreed by Williams), and/or via tank-to-tank transfer from other parties within the Terminal.

         DELIVERY BY WILLIAMS: To pipeline, to Customer's nominated marine vessel acceptable to Williams, pipeline, tank truck (if agreed by Williams), and/or to other parties within the Terminal via tank-to-tank transfer.

         PRODUCT BLENDING: If both parties agree in writing, the Terminal shall follow Customer's specific written instructions, subject to limitation by available facilities and equipment within the Terminal, to blend, at no additional cost to Customer beyond the charges set out in Section III of these Business Terms, different gasoline components in one or more tanks within the Terminal for the purpose of achieving a finished gasoline commodity. CUSTOMER SHALL HOLD HARMLESS AND INDEMNIFY WILLIAMS FOR AND AGAINST ANY LIABILITY FOR ANY LOSS OR DAMAGE

         RESULTING FROM SUCH BLENDING SO LONG AS WILLIAMS FOLLOWS CUSOMTER'S BLENDING INSTRUCTIONS, AND ALSO FOLLOWS STANDARD INDUSTRY PRACTICE IN ACCOMPLISHING THE BLENDS USING THE FACILITIES AND EQUIPMENT AVAILABLE WITHIN THE TERMINAL. CUSTOMER SHALL BE RESPONSIBLE FOR TESTING SUCH FINISHED BLENDS AND AUTHORIZING RELEASE FROM THE TERMINAL OF FINISHED PRODUCT RESULTING FROM SUCH BLENDS.

III. NOTICES. Any notice by either party to the other shall be deemed to have been properly given if delivered personally, faxed with telephone and written confirmation of receipt, or mailed to said party by certified or registered mail, postage and charges prepaid, to the address set out below, unless and until another address shall have been specified in writing by said party.

         Customer:                                               Williams:
         Address:    Williams Energy Marketing and Trading       Address:   Williams Terminal Holdings L.L.C.
                     Attn: Jim Capra                                        Attn: Bill Copeland
                     One Williams Center                                    P.O. Box 3448, MD 720-A
                     Tulsa, OK 74101                                        Tulsa, OK  74101
         Telephone:  713-215-3522                                Telephone: 918-573-3424
                                                                 Facsimile: 918-573-6865
                                                                 Email:     bill.copeland@williams.com

IN WITNESS WHEREOF the parties have by their duly authorized representatives signed this Agreement.

Williams Energy Marketing and Trading        WILLIAMS TERMINAL HOLDINGS L.L.C.

      /s/ Mike Selman                              /s/ Bill Copeland
---------------------------------------      ----------------------------------
        (Signature)                                   (Signature)

        Mike Selman                                  Bill Copeland
---------------------------------------      ----------------------------------
       (Print Name)                                  (Print Name)

    V.P. Portfolio Mgt.                           Mgr. - Term. Serv.
---------------------------------------      ----------------------------------
       (Title)                                       (Title)


                  WILLIAMS TERMINALLING AGREEMENT - Page 2 of 2

                          SCHEDULE A - BUSINESS TERMS


1. Term. This Agreement shall be deemed to have come into force on September 16, 1999 and shall, subject to any earlier termination under the provisions of this Agreement or otherwise by law, continue until midnight, CST or CDT as the case may be, on September 30, 2004 ("Initial Term"). Thereafter, this Agreement shall be extended from month to month until cancelled by either party giving to the other party sixty (60) days written notice prior to the end of the Initial Term or thirty (30) days written notice prior to the end of any monthly period thereafter.

2. Compensation: Customer shall, in accordance with this Agreement, pay the charges set out below throughout the term of this Agreement, and during any other period in which the Product or any part thereof remains in the Terminal.

OPTION #1

         STORAGE: $.24 per barrel per month. There shall be no carry forward or carry back of barrels from one monthly period to another. Storage is calculated per tank on the shell capacity for such tank specified herein.

         EXCESS TANK TURNS: $.12 per barrel per month (and pro rata for any part thereof) for volumes received by the Terminal in excess of the Quantity specified in Section 1 of these Business Terms.

         EMISSIONS CONTROL: $0.05 per barrel of Product outbound to marine vessel for actual utilization of Williams' emission control unit.

         TANK CIRCULATION: $0.02 per barrel per day.

         TANK-TO-TANK TRANSFER: $0.01 per barrel transferred.

OPTION #2

         STORAGE: $.255 per barrel per month. There shall be no carry forward or carry back of barrels from one monthly period to another. Storage is calculated per tank on the shell capacity for such tank specified herein.

         EXCESS TANK TURNS: $.08 per barrel per month (and pro rata for any part thereof) for volumes received by the Terminal in excess of the Quantity specified in Section 1 of these Business Terms.

         EMISSIONS CONTROL: $0.05 per barrel of Product outbound to marine vessel for actual utilization of Williams' emission control unit.

         TANK CIRCULATION: No charge

         TANK-TO-TANK TRANSFER: No charge


           WILLIAMS TERMINALLING AGREEMENT - Schedule A - Page 1 of 2

3. Tankage: Williams shall provide Customer with up to Two Million Five Hundred Twenty One Thousand (2,521,000) barrels of shell capacity tankage space for the Product (the "Quantity"). The term "barrel" as used herein shall mean 42 U.S. gallons at 60 degrees Fahrenheit. The following tanks allocated to Customer ("Customer's Tankage"). Williams shall notify Customer in writing and shall receive Customer's written approval prior to changing the specified tank(s) utilized for storage of Customer's Product.

           TANK NUMBER                  CAPACITY                  OPTION
           -----------                  --------                  ------
           250                             10,000                 1
           251                             10,000                 1
           252                             10,000                 1
           253                             10,000                 1
           254                             10,000                 1
           255                             10,000                 1
           324                            150,000                 2
           367                            323,000                 1
           368                            323,000                 1
           372                            630,000                 1 * , #
           373                            315,000                 1 (1/2 of a fungible tank)
           386                            160,000                 2
           389                            160,000                 2
           390                            120,000                 2
           308                            120,000                 2
           370                            160,000                 2
                                        ---------

                                        2,521,000


* Tank 372 will change to option #2 effective 2/1/2000.

# Tank 372 will change back to option #1 effective 11/1/2000.

ACKNOWLEDGED AND AGREED TO this       day of                   ,      .
                                -----        ------------------  -----

Williams Energy Marketing and Trading        WILLIAMS TERMINAL HOLDINGS L.L.C.

     /s/ Mike Selman                              /s/ Bill Copeland
---------------------------------------      ----------------------------------
        (Signature)                                   (Signature)

         Mike Selman                                  Bill Copeland
---------------------------------------      ----------------------------------
       (Print Name)                                  (Print Name)

    V.P. Portfolio Mgt.                           Mgr. - Term. Serv.
---------------------------------------      ----------------------------------
       (Title)                                       (Title)



                              - End of Schedule A -

WILLIAMS TERMINALLING AGREEMENT - Schedule A - Page 2 of 2

                SCHEDULE B - PRODUCT TERMINALLING GENERAL TERMS

1. Terminal Operations. Control and operation of the Terminal shall rest exclusively with Williams, which shall comply with and provide all certifications required by all federal, state and local laws, rules and regulations applicable to the ownership, control and operation of the Terminal. Customer acknowledges that it is generally familiar with the layout and capabilities of the Terminal, including tanks, pipelines, equipment, dock and other facilities comprising it.

2. Deliveries To and From the Terminal. All deliveries hereunder to Williams or to Customer shall be at the Terminal by the delivery means set forth in the Business Terms to which this Schedule A is attached. Marine deliveries to or from the Terminal permitted in this Agreement shall be made in accordance with Schedule B. Permitted deliveries into and out of tank trucks and rail cars shall be made within the Terminal's usual business hours and in accordance with the Terminal's Operating procedures, as established from time to time by Williams. If pipeline deliveries are permitted hereunder, Customer shall notify Williams of any proposed pipeline deliveries into or out of the Terminal as soon as reasonably possible after Customer receives its schedule from the pipeline company, refinery, or other such entity. Such notice shall set forth the quantity, quality and specifications of Product to be delivered by pipeline and the desired date of delivery to or from the Terminal. Williams shall notify Customer within two (2) working days of each notice of proposed pipeline delivery either that it shall accommodate such delivery or that the proposed delivery conflicts with a previously scheduled pipeline movement or use of available Terminal tankage by Williams or another party. In the case of such conflict, Williams shall advise Customer of the next open dates that the Terminal can accommodate pipeline deliveries in the amounts desired. Williams shall use reasonable efforts to accommodate Customer's proposed pipeline deliveries, taking into account the needs of Customer, Williams and other parties terminalling products at the Terminal. Customer shall immediately notify Williams upon learning that it shall not be able to receive previously scheduled Product from or deliver previously scheduled Product to the Terminal, and the parties shall thereafter cooperate to reschedule such receipt or delivery. Customer shall reimburse Williams for the cost of any pipeline charges assessed to Williams for any of Customer's pipeline shipments in or out of the Terminal, and for any charges assessed to Williams by the operator of any vessel transporting Product in or out of the Terminal. IF, FOR ANY REASON OTHER THAN WILLIAMS' OR ITS EMPLOYEES' SOLE NEGLIGENCE OR WILLFUL ACT OR OMISSION, WILLIAMS INCURS ANY COST, LOSS OR DAMAGE AS A RESULT OF ANY RECEIPT OR DELIVERY BEING CANCELED, RESCHEDULED, OR FAILING TO MEET SCHEDULE OR THE TERMS OF THIS AGREEMENT, OR ANY PRODUCT REMAINING IN THE TERMINAL AFTER THE EXPIRATION OR OTHER TERMINATION OF THIS AGREEMENT, CUSTOMER SHALL INDEMNIFY WILLIAMS FOR SUCH COSTS, LOSSES, AND DAMAGES IMMEDIATELY UPON PRESENTATION OF INVOICE. CUSTOMER'S LIABILITY FOR SUCH COSTS, LOSSES, AND DAMAGES PURSUANT TO THIS SECTION IS IN ADDITION TO ANY HOLDOVER FEES SPECIFIED IN ANY OTHER PART OF THIS AGREEMENT.

3. Measurement and Testing. Subject to the delivery means specified in the Business Terms, quantities delivered into or from marine vessels, pipelines, trucks, or rail cars shall be measured

          WILLIAMS TERMINALLING AGREEMENT - Schedule B - Page 1 of 10 by Terminal tank gauges. The term "marine vessel(s)" as used herein shall mean any type of ship, barge, tug, or other waterborne craft. The term "gallons" as used herein shall mean a US gallon of 231 cubic inches temperature corrected to 60 degrees Fahrenheit in accordance with the appropriate ASTM standard. Tests for quality shall be made in accordance with established ASTM standards and methods, except to the extent such standards and methods conflict with applicable governmental standards and methods. In the event of such conflict, governmental standards and methods shall control. A mutually acceptable independent inspector may be appointed to test and measure Product deliveries to and from the Terminal. The cost of said inspector, including laboratory and other inspection costs, shall be borne by Customer. In the absence of any tests or measurements by an independent inspector, the results of the tests and measurements made by Williams on the Product shall be conclusive and binding on Customer, except in the event of fraud or manifest error. Customer shall have the right, at any time during normal business hours, periodically to inspect the Terminal in order to make physical checks of Customer's Product in Williams' custody, and to generally observe Williams' performance of operations hereunder. However, this right shall not be exercised in such a manner as to interfere with or diminish Williams' control over the operation of the Terminal. Williams' obligation hereunder to redeliver terminalled Product to Customer shall be completely satisfied by redelivering the volume of such Product initially delivered by Customer to Terminal less transmix, and less the loss allowance set forth in this Agreement. Tank heel volume shall be put in place by Customer upon initial delivery and be made available to Customer within thirty (30) days of termination of this Agreement. Tankage allotments may change from time to time, and Williams reserves the right to adjust Customer's tank heel contribution as Terminal operations dictate. As an alternative to the tank heels being physically returned to Customer, at Customer's request and direction, Williams shall try to arrange for the sale, transfer, or exchange to third parties of the tank heels. Should these alternative means be unsuccessful, Customer shall then physically take delivery of the tank heels.

4. Quality. Customer warrants that the Product delivered by it hereunder shall comply with applicable federal, state and local laws, rules and regulations, including, but not limited to, those governing Reid Vapor Pressure, sulfur content and octane levels for finished gasoline. If any Product tendered for delivery to the Terminal by Customer fails to meet such applicable laws, rules and regulations, Williams may, at Williams's sole election and in addition to any other rights and remedies Williams may have at law or in equity, (a) reject the Product and refuse to take delivery; (b) take delivery of the Product and store it, at Customer's cost, until such time as Customer can remove the Product from the Terminal; or (c) take delivery of the Product and, at Customer's cost, blend or otherwise conform it to such applicable laws, rules and regulations. Williams reserves the right, at Williams's election, to refuse to deliver out of the Terminal as finished Product any of Customer's Product which fails to meet applicable federal, state and local laws, rules and regulations including, without limitation, Reid Vapor Pressure, sulfur content, octane levels or any other specifications for finished Product. SHOULD WILLIAMS, AT CUSTOMER'S REQUEST, DELIVER OUT OF THE TERMINAL AS FINISHED PRODUCT ANY PRODUCT WHICH FAILS TO MEET ANY SUCH APPLICABLE STANDARD, CUSTOMER HEREBY AGREES TO ACCEPT SOLE RESPONSIBILITY FOR SAID PRODUCT AND DEFEND, INDEMNIFY AND HOLD WILLIAMS HARMLESS AGAINST ANY LIABILITY DIRECTLY RESULTING FROM SAID DELIVERY.

          WILLIAMS TERMINALLING AGREEMENT - Schedule B - Page 2 of 10

5. Product Responsibility. Title to Product shall not pass to Williams. Williams shall not be responsible for chemical deterioration or oxidation of products resulting from stagnant storage of Product, and in no event shall Williams be liable as an insurer of product. Williams shall not be liable for any damage or loss to Customer's Product (including without limitation damage or loss caused by fire, leakage, contamination or other similar cause), except to the extent that such damage or loss results from the sole negligence or willful act or omission of Williams or its employees. In receiving from marine vessels, trucks, rail cars, or pipelines, Customer shall be responsible for product until it enters Williams's fixed dock flange, pipeline receiving flange, or receiving hose, as the case may be. In delivering to marine vessels, trucks, rail cars, or pipelines, Customer shall be responsible for Product when it leaves Williams's fixed dock flange, pipeline delivery flange, or delivery hose, as the case may be. Notwithstanding any other provisions of this Agreement regarding losses, the parties agree that Williams, if otherwise liable pursuant to this agreement with respect to any lost or damaged product, shall in no event be liable for more than the lesser of either (a) the actual cost of product to Customer, or (b) the market value at the time of loss, less salvage value. If any of Customer's product is sold, exchanged, or otherwise not owned by Customer while in storage at the terminal, Customer shall nonetheless be deemed the owner thereof for purposes of this Agreement. Customer shall continue to be responsible for, without limitation, all charges, taxes, terms and conditions of this agreement as if such product were owned by Customer. Williams and Customer agree that, unless specifically set forth otherwise in this Agreement, any demurrage on marine vessels, rail cars or trucks is for the account of Customer.

6. Product Information. Customer shall sign in its name, pay for and furnish to Williams at the Terminal all information, documents, labels, placards, containers and other materials and data which may be required or requested by any governmental or regulatory authority or by statutes, ordinances, rules or regulations of any governmental or regulatory authority (the "Regulations") relating to the describing, packaging, receiving, storing, handling, blending, shipping or disposing of any Product or related materials, to or from the Terminal, together with detailed written instructions as to their use and disposition, except to the extent Williams as a terminal operator is obligated by applicable laws to provide such information. Williams may report to any governmental or regulatory body information in regard to the Product, related materials and activities of Customer, and Customer shall provide such information relating to this Agreement to Williams as may be necessary, in Williams's reasonable opinion, to comply with the foregoing. Further, the parties acknowledge that Williams may have an obligation to furnish certain information to governmental authorities or others handling or exposed to the Product, or to the general public. Customer shall furnish to Williams current and accurate material safety data sheets for all of Customer's Product prior to that Product entering the Terminal so that Williams may comply with such obligations. Customer shall have the responsibility for filing and pursuing any exemption from disclosure pursuant to such laws and regulations which Customer may desire. Customer shall prepare, file and maintain copies of all reports required of it to be filed with any federal, state or local governmental agency concerning the receipt, delivery and storage of its Product, except to the extent Williams as a terminal operator is obligated by applicable laws and regulations to provide such information. Copies of all such reports shall be promptly transmitted to Williams upon request.

7. Removal of Product. During this Agreement, Customer shall retain sufficient Product in the Terminal, in Williams's reasonable opinion, to maintain minimum levels in the storage tanks

          WILLIAMS TERMINALLING AGREEMENT - Schedule B - Page 3 of 10 and pipelines, taking into account the needs of pump suction and any floating roof tanks, if such are being utilized. Customer agrees to remove promptly, upon the expiration or other termination of this Agreement, or at such other time as may be required by governmental or regulatory mandate during the term hereof, all Product and any materials or residue relating thereto from the Terminal unless Williams has asserted a lien on the Product as provided below. Should any Product remain in the Terminal beyond the expiration or other termination of this Agreement, Customer shall remain obligated to comply with the terms of this Agreement, and shall also be obligated to pay an additional holdover charge per tank containing any such Product based on the following formula: capacity of tank times $ 0.02 per barrel per day, until all the Product and related materials are removed. Should Williams incur any charges, damages or liability to other parties as a direct result of Customer's failure to remove the Product and related materials as provided above, Customer shall be responsible for all such charges, damages or liability. During and after the term hereof, Customer shall be completely responsible for the removal from the Terminal and disposal of all waste relating to Product. If Customer wishes Williams to implement the removal and disposal of Customer's waste and Williams so agrees, Customer must give Williams specific, lawful directions for that activity. Customer shall pay all costs associated with such removal and disposal, including any taxes or other governmental charges Williams may incur in connection with it.

8. Services by Williams. Williams may refuse to perform any services contemplated hereunder if such performance would, in Williams's reasonable judgment, be unsafe under the circumstances or cause unusual or excessive wear and tear or potential damage to the Terminal or any part of it. In addition to other compensation payable hereunder, Customer shall pay Williams the costs of providing extra or special services. Such special services shall include without limitation (a) any additional service or function requested by Customer and agreed to by Williams including, without limitation, any removal and/or disposal of Product or waste by Williams and tank cleaning as set forth in Sections 7 and 16 of this Schedule A; (b) any necessary service or function not specifically provided for in this Agreement, including such items as fuel and electricity costs incurred to heat Customer's commodities; and (c) any double-time, call-in time, salaried time, overtime and similar costs necessitated by changes in vessel schedules or arrivals for which proper vessel nomination and estimated time of arrival has not been given as provided in Schedule B. For these services, Customer shall pay Williams the sum of the cost to Williams of services contracted to enable Williams to carry out such service or function, if any, plus fifteen per cent (15%).

9. Invoicing and Payment. Williams shall invoice Customer each month for the previous month's charges as set out in the Business Terms, as well as other sums owing pursuant to this Agreement for prior months. Customer agrees to pay such charges to Williams via wire transfer, monthly in arrears within thirty
(30) days from the due date of the invoice. Customer also agrees that all other payments invoiced by Williams hereunder shall be paid via wire transfer within thirty (30) days from the due date of the invoice. All payments shall be made by Customer in strict accordance with this Agreement and without deduction, setoff or counterclaim; any dispute as to the amount of any invoice shall be resolved after payment of the disputed invoice by Customer. Time is of the essence with respect to all obligations under this Agreement. The amount of any invoice, if not paid within thirty (30) days from the due date of the invoice from Williams, shall bear interest at the rate of one and a half per cent (1.5%) per month (or the highest rate permitted by law, whichever is less) for each month or portion of a month thereafter

           WILLIAMS TERMINALLING AGREEMENT - Schedule B - Page 4 of 10 during which such amount remains unpaid. All payments shall be made to Williams in accordance with reasonable payment instructions set forth in invoices from time to time. Customer shall identify by number the invoices being paid in the wire transfer comments. All charges under this Agreement shall be subject to escalation of one and on-half percent (1 1/2%) each year of this Agreement. Such escalation shall commence January 1st of the year following the first annual anniversary date of this Agreement. Acceptance by Williams of any payment from Customer for any charge or service either after the termination or expiration of this Agreement or otherwise shall not be deemed a renewal of this Agreement or a waiver by Williams, and all of Customer's payment and indemnity obligations hereunder shall survive the expiration or termination of this Agreement. Williams agrees to maintain books and records relating to tank storage, services and facilities under this Agreement in connection with any payment made under this Agreement for a period of two (2) years after delivery of service hereunder. In the event Customer requests an audit, such request shall be in writing and such audit shall be at Customer's expense; Williams shall permit Customer access during normal working hours to Williams' property and records relating to Customer's transactions under this Agreement as is necessary to effectuate such audit.

10. LIABILITIES. WILLIAMS SHALL INDEMNIFY AND HOLD CUSTOMER HARMLESS FROM AND AGAINST ALL CLAIMS, DAMAGES, FINES, PENALTIES, LOSSES, SUITS, LIABILITY AND EXPENSES (INCLUDING, WITHOUT LIMITATION, THOSE WHICH ARE ENVIRONMENTALLY RELATED) CAUSED BY OR RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL ACTS OR OMISSIONS ON THE PART OF WILLIAMS, ITS EMPLOYEES, AGENTS, OR CONTRACTORS IN THE PERFORMANCE OF THIS AGREEMENT. CUSTOMER SHALL INDEMNIFY, DEFEND AND HOLD WILLIAMS, ITS AFFILIATES, AND THEIR EMPLOYEES, OFFICERS, AND DIRECTORS HARMLESS FROM AND AGAINST ALL CLAIMS, DAMAGES, FINES, PENALTIES, LOSSES, SUITS, LIABILITY AND EXPENSES (INCLUDING, WITHOUT LIMITATION, THOSE WHICH ARE ENVIRONMENTALLY RELATED) CAUSED BY OR RESULTING FROM (A) THE ACTS OR OMISSIONS ON THE PART OF CUSTOMER, ITS EMPLOYEES, AGENTS OR CONTRACTORS (INCLUDING, BUT NOT LIMITED TO, THE ACTS OR OMISSIONS OF ANY OWNER, OPERATOR, OR VOYAGE CHARTERER OF ANY MARINE VESSEL CHARTERED, CONTRACTED OR NOMINATED BY CUSTOMER IN RELATION TO THIS AGREEMENT), AND (B) LIABILITY ARISING FROM THE CHEMICAL CHARACTERISTICS OF COMMODITY. ANY INDEMNIFICATION GRANTED HEREUNDER BY ONE PARTY TO THE OTHER PARTY SHALL SURVIVE THE TERMINATION OF ALL OR ANY PART OF THIS AGREEMENT. Customer shall cause all marine vessels, truck carriers and rail car carriers which are chartered, contracted, or nominated hereunder by Customer to comply with all applicable federal, state and international laws and regulations, and to carry all necessary liability and pollution insurance required by law. Customer shall cause its agents, invitees, contractors, subcontractors, representatives, and employees, including, but not limited to, carriers contracted or employed by Customer to transport product by trucks, rail cars, or marine vessels, to sign the Terminal Use and Access Agreement ( the "Access Agreement") in the form of schedule d attached hereto and incorporated herein. Customer shall assist Williams in obtaining execution of the access agreements. Williams may, at Williams' sole discretion, deny access to the terminal or terminal wharf to agent, invitee, contractor, subcontractor, representative, or employee who fails to execute such Access Agreement. NOTWITHSTANDING THE FOREGOING, UNDER NO

           WILLIAMS TERMINALLING AGREEMENT - Schedule B - Page 5 of 10

CIRCUMSTANCES SHALL WILLIAMS HAVE ANY LIABILITY TO CUSTOMER FOR LOSS OR DAMAGE RESULTING FROM A DELAY IN THE HANDLING OF THE PRODUCT UNDER THIS AGREEMENT OR ANY OTHER INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT LOSS, DAMAGE OR COST (INCLUDING, BUT NOT LIMITED TO, ANY LOSS OF BUSINESS OPPORTUNITY, LOSS OF PRODUCTION, LOSS OF PROFITS OR LOSS OF USE), HOWSOEVER AND BY WHOMSOEVER CAUSED, EVEN IF THE POSSIBILITY OF SUCH LOSS, DAMAGE OR COST WAS FORESEEABLE.

11. Taxes and Other Charges. Customer shall pay that portion of all taxes, charges, costs, fees and assessments of whatever nature (including without limitation wharfage, dockage or other similar charges) which represent increases above those paid by Williams prior to the effective date of this Agreement and which may be assessed by any governmental or regulatory authority against (or which may be imposed by or result from any law, regulation or governmental authority upon) any Product, the property of Customer, or Williams (except for income or customary property taxes) in relation to the Terminal or its infrastructure, or the receiving, storing, handling, shipping or disposing of Customer's Product, waste or property. Upon written request by Williams, Customer agrees to supply Williams with a complete signed original Notification Certificate of Gasoline and Diesel Fuel Registrant as required by the Internal Revenue Service's excise tax regulations. In the event the costs contemplated by this section are reasonably allocable to all customers of the Terminal, Customer shall pay its pro rata share thereof based upon the percentage of usable tankage space utilized. If any governmental or regulatory body imposes new requirements after the effective date of this Agreement which require Williams, or should any change in law or regulation since such date require Williams, to incur any additional expense or effect any investment to comply with any laws or governmental regulations, Customer may elect to pay its direct or pro rata share as described above, as appropriate, of the expenses or investment, including engineering and construction management expenses and subsequent direct costs, as may be escalated, of operating and maintaining such changes or additions. If Customer elects not to pay such direct or pro rata share as described above, then Williams shall have the option to terminate this Agreement with sixty (60) days prior written notice. Williams is attempting to obtain the status of foreign-trade zone operating within the Houston-Galveston Customs Port of Entry for the Galena Park terminal. 19 CFR Section 101.3 designates the Houston-Galveston Customs Port of Entry as "the territory lying within the corporate limits of both Houston and Galveston, and the remaining territory in Harris and Galveston Counties." In accordance with 19 USC 8 1 (o)(e), companies holding title to inventory held within the zone are entitled to exemption from state and local ad valorem taxation of tangible personal property. However, in the event that Williams obtains foreign-trade zone status for the Galena Park terminal, it will enter into an agreement with local taxing jurisdictions to waive this exemption and thus its customers will not be entitled to this tax exemption. Therefore, all state and local ad valorem taxes on tangible personal property shall, at all times, be paid by Customer.

12. Force Majeure. Notwithstanding any other provision of this Agreement, if Williams fails or is unable, in whole or in part, to perform any obligation required of it hereunder, and such failure or inability is caused by acts of God, accidents, storms, hurricanes, floods, extreme heat or cold, electrical shortage, fires, acts of enemies or terrorists, explosions, strikes, lockouts, labor troubles, compliance with any governmental law, rule or regulation, inability to obtain or renew

           WILLIAMS TERMINALLING AGREEMENT - Schedule B - Page 6 of 10 any governmental authorizations, consents or permits, inability to procure materials or equipment or supplies, breakdowns or breakages, tank or dock or other outages for maintenance or repair, failure of power, or any other cause similar or dissimilar to the foregoing which is beyond its reasonable control, such failure or inability shall not be deemed to be a violation of this Agreement. Furthermore, without incurring any liability to Customer, Williams shall have the right to shut down the Terminal or any part thereof in the event any personnel, equipment, structure or the environment are, in Williams's reasonable opinion, either in danger or at risk of injury or damage. If, while this Agreement is in effect, Williams's use of all or part of the Terminal for the storage and handling of any Products shall be restrained or enjoined by judicial process, restricted or terminated by any governmental or regulatory authority or by right of eminent domain or by the owner of leased land, Williams, upon being notified of such restraint, enjoinder, restriction or termination, shall notify Customer, and Williams may suspend or terminate affected terminalling services hereunder. In the event that all or part of the Terminal or the facilities normally utilized by Customer are destroyed, Williams shall, in its sole discretion and as soon as reasonably possible thereafter and in any event within six (6) months, either elect to commence repair of the Terminal, in which event this Agreement shall remain in full force and effect, or elect to not repair the Terminal, in which event Williams shall suspend or terminate affected terminalling services hereunder. Upon any such total or partial termination hereunder, Customer shall be obligated to pay all accrued charges, and Williams shall have no liability to Customer for such termination. In the event that, due to any of the circumstances described in this Section 12, the terminalling storage or space is restricted or unavailable for use by Customer, Williams shall adjust the charges payable under this Agreement proportionately to obligate Customer for payment for terminalling storage or space actually available to Customer.

13. Default and Claims. Either party shall be in default hereunder if (a it fails to pay any sums payable hereunder as and when due, or, subject to Section
12. otherwise fails to strictly perform and observe any material term or condition of this Agreement; or (b) a custodian, receiver, liquidator, or trustee of such party is appointed or takes possession of it or some or all of its business, or such party generally fails to pay its debts as they become due or makes an assignment for the benefit of its creditors, or is adjudicated bankrupt or insolvent, or an order for relief is entered under the Federal Bankruptcy Code against it, or any of its property is sequestered by court order, or a petition is filed by or against it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently in effect. In the event of any such default, the other party shall, without prejudice to its rights hereunder and in addition to such other rights and remedies as may be available, have the right to immediately terminate this Agreement. In the event that Customer is in default hereunder, Williams shall have a lien upon and have the right to retain possession of any Product of Customer in any of Williams' Terminal facilities for any monies owing to Williams hereunder which have not been paid when due (whether incident to the Product then in the Terminal or otherwise) but only to that extent and no further. Customer shall immediately give notice to Williams in writing of any claim or dispute hereunder, and include as part of such notice full and complete details, specifics and backup documentation pertaining to it. In no event shall Williams be liable to Customer unless such a written notice together with all supporting documentation available is delivered to Williams by Customer within sixty (60) days after the facts upon which the claim or dispute is based first became known, or reasonably should have first become known, to Customer.

           WILLIAMS TERMINALLING AGREEMENT - Schedule B - Page 7 of 10

14. Commissions and Gifts. No director, officer, employee, agent or subcontractor of either party shall give or receive any commission, fee, rebate, gift or entertainment of significant value or cost in connection with this Agreement. Further, neither party shall give any commission, fee, rebate, gift or entertainment of significant value or cost to any government official or employee in connection with this Agreement.

15. Confidentiality. The parties understand and agree that the terms and conditions of this Agreement, all documents referred to herein and communications between the parties regarding this Agreement (collectively "Confidential Information") are confidential as between Williams and Customer and shall not, without the other party's prior written consent, be disclosed by a party to a third party, other than an affiliate who has a need to know. In the event that either party is requested or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it shall give the other party prompt notice thereof so that a protective order or other appropriate remedy may be sought and/or waiver of compliance with the provisions of this Agreement granted. The party requesting a protective order shall bear all costs related thereto. In the event that such protective order or other remedy is not obtained, the party who has been requested or legally compelled to disclose Confidential Information agrees that it shall furnish only that portion of the Confidential Information which is legally required and shall exercise its reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded to the Confidential Information which is disclosed in such manner.

16. Tank condition, wastes and cleaning. Customer acknowledges that tankage was originally received by Customer in clean condition, suitable for the storage of Product and agrees to return tankage in the same clean condition as originally received, normal wear and tear excepted. If Williams determines in its reasonable discretion that it is necessary to clean tankage upon termination of this Agreement or, due to a change in the nature of the Product stored or to be stored therein, during the term hereof, or both, or if Customer desires to change the type of Product to be stored (in which case, Customer shall give Williams reasonable prior written notice thereof), Customer shall be responsible for all reasonable tank cleaning charges, and for the removal from the tankage and subsequent lawful disposal of Customer's waste in accordance with the provisions of Section 7 of Schedule A hereto. For the purposes of this Agreement "waste" shall mean any tank bottom or tank heel, water, sludge, sediment, particulate or other residual material remaining in tankage resulting from the storage and handling of Product.

17. Insurance. The rates quoted herein do not include any insurance on the Product covered hereunder while it is the possession of Williams, it being clearly understood and agreed that cargo insurance, if any be desired by Customer, shall be carried by Customer at its own expense. If Customer does carry cargo insurance, Customer's cargo insurance underwriters shall waive all rights of subrogation against Williams and Customer shall provide Williams with evidence of such waiver of subrogation. Both parties shall obtain and maintain in full force and effect commercial general liability coverage which shall include, but not be limited to, bodily injury, property damage, contractual liability and contractor liability with limits of at least $2MM per occurrence and with insurance companies reasonably satisfactory to the other party as respects all duties and obligations pursuant to this Agreement. Each party shall also maintain in full force and effect Workers' Compensation insurance complying with the laws of the state or states having jurisdiction over each employee and Employer's Liability coverage with limits of at least

           WILLIAMS TERMINALLING AGREEMENT - Schedule B - Page 8 of 10

$1MM each accident, $1MM disease each employee and $1MM disease policy limit. For any work performed offshore or on navigable waterways, this insurance shall be endorsed to provide full Maritime liability coverage, including Longshoreman's and Harbor Worker's Act, Outer Continental Shelf Land Act, Jones Act, Death on High Seas Act and In Rem. Both the commercial general liability and workers' compensation policies carried by each Party shall waive subrogation rights in favor of the other Party to the extent of the indemnity obligations specified in Sections 2, 3, 4, and 10 of this Schedule A and Section III of the Business Terms. Each party shall provide to the other party certificates showing evidence of such coverages as of the effective date of this Agreement. Each party shall maintain all such policies current. The mere purchase and existence of insurance does not reduce or release either party from any liability incurred and/or assumed within the scope of this Agreement.

18. Allowances. Williams shall be allowed, for actual losses incurred, up to a maximum of 0.5% loss/handling allowance on the quantity of Product delivered by Customer during the term of this agreement. Customer agrees that Williams shall not be liable for such loss.

19. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

20. Assignment. Customer shall not assign or transfer this Agreement in whole or in part, or any of the rights or obligations contained herein (including, but not limited to, the right to the storage of Product), without the prior written consent of Williams. Such consent to assignment or transfer by Customer shall not relieve Customer from any of its duties or obligations under this Agreement, unless otherwise specifically stated in the written consent to that assignment or transfer. This Agreement shall not be assigned in whole or in part by Williams except with the prior written consent of Customer; provided, however, Williams may assign this Agreement an affiliate without such consent. "Affiliate" means any entity which directly or indirectly controls, is controlled by, or is under a common control with Williams. The term "control" (including the terms "controlled by" and "under common control with") as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of an entity. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the successors, assigns and transferees of the parties hereof.

21. Concluding Provisions. This Agreement is made as an accommodation to Customer, and in no event shall Williams' services hereunder be deemed to be those of a public utility or common carrier. If any action is taken or threatened by any governmental or other authority to declare the Terminal, Williams or Customer a public utility or common carrier, Williams may by written notice terminate this Agreement on the effective date of such action. Williams shall own all improvements to the Terminal, including those for which Customer has made a financial contribution. Customer shall, at its reasonable discretion, sign any and all further documents and instruments, and take any and all actions, reasonably necessary or advisable to carry out the intent, purpose and/or provisions of this Agreement, or to meet reasonable financing requirements of banks or others making loans in relation to the Terminal. References in this Agreement to "days," "months" or "years" shall mean to calendar days, months and years unless otherwise indicated. If any provision of this Agreement is held to be unenforceable to any extent, the remaining provisions shall be enforced to the maximum extent allowed by law. All section

           WILLIAMS TERMINALLING AGREEMENT - Schedule B - Page 9 of 10 titles and headings in this Agreement are merely for convenience, and shall not limit in any way the interpretation of this Agreement. No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party's having drafted such provision. The remedies provided in this Agreement are cumulative, not exclusive, and in addition to all other remedies in either party's favor at law, in equity or otherwise. No waiver of any breach by either party of any terms, conditions, or obligations shall be deemed a waiver of subsequent breaches of the same or other nature. This Agreement shall not be deemed to be for the benefit of any third party, or give any other party any right to enforce its provisions and neither this Agreement nor the parties' performance hereunder shall be deemed to have created a joint venture or partnership between the parties. This Agreement constitutes the entire agreement between the parties. There are no promises, terms, conditions or obligations other than those contained herein. No variation or modification hereof shall be deemed valid unless it is in writing and signed by both parties.

                              - End of Schedule B -


          WILLIAMS TERMINALLING AGREEMENT - Schedule B - Page 10 of 10

                   SCHEDULE C - MARINE TERMINALLING PROVISIONS

1. Marine Vessel Nomination. To nominate a berth at the Terminal wharf, Customer shall give Williams in writing a Nomination Notice which (a) proposes a one-to-three (1-3) day date range for loading or discharge of a specific vessel at the Terminal; (b) specifies the proposed vessel's name, flag, deadweight tonnage, length, beam and draft, and the volume and nature of cargo Customer intends to load/discharge; and (c) provides such additional information or documentation as Williams may reasonably request from time to time. Williams shall handle Nomination Notices on a first-come-first-served basis. Williams shall have the right to refuse approval of the proposed Nomination Notice or any portion thereof, including but not limited to the vessel nominated and/or the proposed date range; provided, however, that Williams's approval shall not be unreasonably withheld. Williams's response to a Nomination Notice shall be communicated to Customer within one business day (0800 to 1700 hours CST or CDT, as the case may be, Monday through Friday, state and federal holidays excepted). Williams's approval of any vessel shall not constitute a continuing approval of that vessel for any subsequent loading or discharge.

2. Estimated Time of Arrival. that vessel for any subsequent loading or discharge. Customer or Customer's marine agent shall notify Williams of the estimated date and time of arrival at the Terminal of each vessel with an approved Nomination Notice as soon as this information is available, but no later than five (5) calendar days in advance of said estimated time of arrival. The vessel shall be required to send Williams answers to preberthing questions at least 48 hours prior to the actual estimated time of arrival. Williams shall provide these preberthing questions to the vessel early enough to allow the vessel a reasonable time to respond.

3. Notice of Readiness. After the vessel has arrived at the customary anchorage or other place of waiting, received all required clearances from governmental authorities and is otherwise in all respects ready to proceed to berth and commence loading or discharging cargo, the vessel shall tender a Notice of Readiness to Williams in writing or via other available means acceptable to Williams. The Notice of Readiness shall document the estimated time the vessel is able to arrive at the Terminal wharf given all tidal and other constraints. A Notice of Readiness shall not be considered valid if at the time the Notice of Readiness is tendered Customer has failed to timely comply with any financial, insurance and/or financial responsibility conditions (such as posting a letter of credit) or any other provision of this Agreement.

4. Vessel Berth. Williams shall designate a berth for the vessel. Notwithstanding any other provisions in this Agreement, Williams shall not be deemed to warrant the safety of any channel, anchorage or other waterway used in approaching or departing from the designated berth, and Williams shall not be liable for any loss, damage, injury or delay to the vessel resulting from the vessel's use of such channel, anchorage or waterway. All vessels chartered, contracted or nominated by Customer shall be dimensionally acceptable and meet all requirements of the Terminal's wharf facilities and governmental agencies.

5. Berthing Order. Vessels arriving and issuing valid notices of readiness within the date range approved by Williams pursuant to Section 1 of these Marine Terminalling Provisions (the "approved laydays") shall be berthed at the Terminal dock in the order of their tendering of valid notices of readiness and shall have priority over early or late vessels. A vessel arriving before its


           WILLIAMS TERMINALLING AGREEMENT - Schedule C - Page 1 of 2 approved laydays shall, at the sole judgment and discretion of Williams, either be scheduled into the next available time slot on the Terminal dock schedule or required to wait for its approved laydays. A vessel arriving after its approved laydays shall be allocated available time slots on the dock schedule. The foregoing notwithstanding, Williams shall be entitled to make exceptions to the above set forth berthing priority rules if, in Williams's sole judgment and discretion, the safe operation of the Terminal requires such action. A vessel shall be deemed to have arrived at such time as the vessel has given a valid Notice of Readiness to Williams.

6. Berth Shifting. Williams shall have the right to require Customer to shift any vessel chartered, contracted or nominated by Customer hereunder from one berth to another at the Terminal. Time spent or lost on account of such shifting shall count as laytime or for demurrage, as the case may be, and Williams shall bear all costs thereof, except that if shifting is required by Customer or the vessel master, is for the safety of the vessel or involves movement from one terminal to another, expenses shall be borne by Customer and time spent or lost thereby shall not count as laytime or for demurrage. Except as specifically stated above, all laytime and demurrage costs shall be borne by Customer.

7. Vacating Berth. Williams may order any vessel chartered, contracted or nominated by Customer hereunder to vacate its berth if such action is required, in Williams's sole judgment and discretion, for the safe operation of the Terminal. If the vessel is required to so vacate its berth, and the vessel, after tendering notice of readiness to recommence loading or discharging, shall be reberthed in the next open time slot on the Terminal dock schedule.

8. Pollution. Prevention and Responsibility. Customer shall insofar as it is able under the terms of any applicable charterparty agreement require that vessels chartered, contracted or nominated by Customer promptly and diligently prevent, mitigate and remediate all pollution emanating from said vessels. All vessels chartered, contracted or nominated by Customer hereunder shall be participating vessels in the International Tankers Owners Pollution Federation (ITOPF), or in the case of tows and/or barges, its equivalent, and shall have secured and carry a current U.S. Coast Guard Certificate of Financial Responsibility (Water Pollution). Williams shall not be responsible for demurrage or other expenses resulting from the failure of a vessel to meet the requirements of this section.

9. Marine Vapor Recovery and Emissions Reduction. All vessels and barges chartered, contracted or nominated by Customer hereunder shall comply with emissions limits established by the Terminal from time to time, and shall perform, provide, possess and utilize all tests, test results, equipment and other things necessary in Williams's reasonable opinion to (a) meet all applicable governmental and Terminal laws, rules and regulations, as modified from time to time pertaining to marine vapor recovery and emissions reduction; and (b) properly utilize Williams's vapor recovery unit and emission reduction systems. All vessels shall have vapor recovery manifolding, connections and controls compatible with the Terminal's vapor recovery equipment and designed and operated to ensure that all vapors evolved or displaced by loading and off-loading operations are safely contained.

                              - End of Schedule C -


           WILLIAMS TERMINALLING AGREEMENT - Schedule C - Page 2 of 2